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                                                                 EXHIBIT 15.1


July 5, 2006


Board of Directors and Stockholders
PetSmart, Inc.
Phoenix, Arizona


We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited consolidated interim financial information of PetSmart, Inc. and subsidiaries for the 13-week periods ended April 30, 2006 and May 1, 2005, and have issued our report dated June 6, 2006. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 30, 2006, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte and Touche LLP


Phoenix, Arizona